Share and Business Sale Agreement

Dated 14/10/**, 2019**

Parties

Beacon Financial Group Pty Ltd
ABN: 33 162 734 152
Level 13, 111 Elizabeth Street,
Sydney NSW 2000, Australia
(Vendor)

And

Genesis Financial Inc.
3773 West 5th Avenue,
Post Falls, Idaho, 83854 ,USA
(Purchaser)

BUSINESS SALE AGREEMENT made 14 day of October 2019
BETWEEN:

Beacon Financial Group Pty Ltd
ABN: 33 162 734 152
Level 13, 111 Elizabeth Street,
Sydney NSW 2000, Australia
(Vendor)
And

Genesis Financial Inc.
3773 West 5th Avenue,
Post Falls, Idaho, 83854 ,USA
(Purchaser)

Recitals:

A. The Purchaser is a corporation organised and existing under the laws of the State of Wyoming and having its principal place of business at 3773 West 5th Avenue Post Falls Idaho 83854.

B. The Vendor is the sole registered owner of the Shares and Business known as
   - The Financial Link Group Pty Ltd | ABN: 12 055 622 967 | AFSL: 240938 of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (hence "TFLG")
   - Interactive Mortgage and Finance Pty Ltd | ABN: 49 130 407 091 | ACL:391922 of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (hence "IMF")
   - CCS Operations Pty Ltd | ABN 50 162 095 570 | of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (hence "CCS")
   - The Vendor will seek to transfer the Authorised Representatives and Corporate Authorised Representatives under the Risk and Investment Advisers Australia Pty Ltd (AFSL 238141), (RIAA) AFSL to coverage under the TFLG AFSL, subject to the consent of the sole registered owner of the shares and business of RIAA (with said consent having already been obtained by the directors of the Vendor, TFLG and RIAA).

C. The Vendor wishes to sell to the Purchaser and the Purchaser wishes to buy from the Vendor all the Shares and the Business on the terms and conditions of this Agreement.

D. The Vendor and the Purchaser believe this Business Sale Agreement sets out the arrangements between them in such manner as will have full standing and be enforceable at law.

1. Definitions and Interpretation

1.1 Definitions

In this Agreement:

(1) **ACL** means Australian credit licence;

(2) **Advertising Material** means all advertising, sales and marketing material owned or controlled by the Vendor and used by the Vendor in relation to the Business;

(3) **Agreement** means this document and includes the schedules and annexures;

(4) **AFSL** means Australian financial services licence

(5) **ASIC** means the Australian Securities and Investments Commission;

(6) **Assets** means the:

(a) the goodwill of the Business including inter alia all client records, any Know-how, Technical Data, Advertising Material (including licence to use it) and copyright in any labelling or printing used by the Vendor in connection with the Business and any goodwill attaching to the trademarks and to the Business Names;

(b) the Intellectual Property used in connection with the Business at the date of this Agreement or acquired by the Vendor in connection with the Business after the date of this Agreement and prior to Completion including the Intellectual Property;

(c) All licensing required to operate the business together with full compliance files, policies, checklists, registers and correspondence

(d) the Authorised Representatives and Corporate Authorised Representatives under the Risk and Investment Advisers Australia Pty Ltd (AFSL 238141), (RIAA) ALSL

(7) **Associate** has the meaning given to that term by sections 10 to 17 of the Corporations Act;

(8) **Business** means:

(a) The Financial Link Group Pty Ltd | ABN: 12 055 622 967 | AFSL: 240938 of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (hence "TFLG")

(b) Interactive Mortgage and Finance Pty Ltd | ABN: 49 130 407 091 | ACL:391922 of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (Hence "IMF")

(c) CCS Operations Pty Ltd | ABN 50 162 095 570 | of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (hence "CCS")

(d) and all of their respective assets.

(e) the Authorised Representatives and Corporate Authorised Representatives under the Risk and Investment Advisers Australia Pty Ltd (AFSL 238141), (RIAA) AFSL

(9) **Business Day** means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

(10) **Business Names** means those names set out in Schedule 2;

(11) **Business Records** means all books of account, accounts, records and data however recorded and all other documents relating to the Business and the Assets;

(12) **Companies** means:

(a) The Financial Link Group Pty Ltd | ABN: 12 055 622 967 | AFSL: 240938 2 of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (hence "TFLG")

(b) Interactive Mortgage and Finance Pty Ltd | ABN: 49 130 407 091 | ACL:391922 of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (Hence "IMF")

(c) CCS Operations Pty Ltd | ABN 50 162 095 570 | of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (hence "CCS")

(d) and all of their respective assets

(13) **Completion** means the performance of the acts set out in clause 5 to be performed on or before the Completion Date;

(14) **Completion Date** means the earliest of:

a. 14 days following the Purchaser receiving a Completion Notice from the Vendor that the actions set out in clause 5 are complete or have otherwise been waived; and

b. any other date, which is agreed in writing between the parties as the date for the payment under clause 4.2(2).

If a Completion Notice is provided by the Vendor pursuant to clause 5.2. herein, the Purchaser shall have a period of 7 days to confirm it is satisfied that clause 5 has been completed by the Vendor. If the Purchaser is not satisfied that clause 5 has not been completed by the Vendor it must issue a notice in writing stating the following:

i. that clause 5 has not been complied with to the Purchaser's satisfaction;
ii. the particular requirements pursuant to clause 5 that the Vendor has not satisfied;
iii. the steps or actions required by the Purchaser to satisfy the completion of clause 5 by the Vendor;
iv. that the Vendor shall have a further period of 30 days to satisfy clause 5; and
v. that the Completion Date shall be amended to be 14 days after receiving a further Completion Notice from the Vendor that the actions set out in clause 5 are complete.

(15) **Completion Notice** means a notice issued by the Vendor to the Purchaser pursuant to clause 5.2 herein.

(16) **GNFL** means Genesis Financial Inc. of 3773 West 5th Avenue, Post Falls, Idaho, 83854, USA being the Purchaser.

(17) **GST** means Goods and Services Tax

(18) **Intellectual Property** means trademarks, logos, service marks, trade names, business names, copyrights, designs, patents, inventions, processes and other technical know-how and other rights in industrial property and applications for them and licence

agreements or other arrangements under which a person has the right to use any of the foregoing;

(19) **Know-how** means all the knowledge and information (whether contained in the Business Records or otherwise) which the Vendor or any Related Body Corporate has relating to the Business and which the Vendor is able to assign to the Purchaser without breaching any law or contract;

(20) **Liability** includes a present, prospective or contingent liability, and do not exceed in form or amount the liabilities that were disclosed in the Management accounts;

(21) **Materials** means all files, input materials, output materials, media upon which input and output materials are located (including cards, disks, tapes and other storage facilities), software programs or packages and any related documentation, source codes, checklists, policies, registers and all other materials, reports, information and results in relation to the Business;

(22) **Parties** means the parties to this Agreement collectively and **Party** means each of them individually;

(23) **Purchase Price** means the purchase price stated in clause 4.1;

(24) **Related Body Corporate** has the meaning given in section 9 of the *Corporations Act 2001*;

(25) **Shares** means shares issued in the Company registered with the Australian Securities & Investments Commission as The Financial Link Group Pty Ltd | ABN: 12 055 622 967 | AFSL: 240938 (hence "TFLG"); Interactive Mortgage and Finance Pty Ltd | ABN: 49 130 407 091 | ACL:391922 of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (Hence "IMF") CCS Operations Pty Ltd | ABN 50 162 095 570 | of Level 13, 111 Elizabeth Street, Sydney, NSW, 2000. (hence "CCS"); and all of its assets that give the Vendor 100% ownership and control.

(26) **Technical Data** means all designs, drawings, specifications, formulae, manufacturing processes, operating procedures and other technical data and information of whatever kind relating to the Business which the Vendor is able to assign to the Purchaser without breaching any law or contract.

(27) **VWAP** means volume weighted average price of the shares of GFNL Common Stock traded on the principal market or quotation service on which the shares of Common Stock are then traded, for the seven (7) trading days ending on the first trading day immediately preceding the date of determination of the seven day VWAP.

(28) **Warranty** means a representation or warranty contained in Schedule 1.

1.2 Interpretation

In this Agreement, unless the contrary intention appears:

(1) a reference to:

(a) one gender includes the others;

(b) the singular includes the plural and the plural includes the singular;

(c) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this Agreement;

(d) a document (including this Agreement) includes any variation or replacement of it;

(e) a statute, ordinance, code or other law includes a regulation or other statutory instrument made or issued under it and consolidations, amendments, re-enactments or replacements of any of them;

(f) a person includes a partnership, body corporate, unincorporated association or an authority;

(g) a Party includes the Party's executors, administrators, successors and permitted assigns;

(h) **dollars, Australian dollars, A$** or **$** is a reference to the lawful currency of Australia; and

(i) time is a reference to Sydney time;

(2) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(3) if an act must be done on a given day which is not a Business Day, it must be done instead on the next Business Day;

(4) the words **include, including, for example** or **such as** when introducing an example, do not limit the meaning of the words to which the example relates to the example or to examples of a similar kind;

(5) where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(6) headings and any index are for convenience only and do not form part of this Agreement or affect its interpretation; and

(7) a provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement.

1.3 **Parties**

(1) If a Party consists of more than 1 person, this Agreement binds each of them separately and any 2 or more of them jointly.

(2) An obligation, representation or warranty in favour of more than 1 person is for the benefit of them separately and jointly.

(3) A Party which is a trustee is bound both personally and in its capacity as a trustee.

2. Sale and Purchase

2.1 The Vendor sells to the Purchaser and the Purchaser purchases from the Vendor the Assets and the Business of the Company.

3. Risk and Property

3.1 Subject to Completion, the title in and right to possession of the Assets passes to the Purchaser at the opening of business on the Completion Date.

3.2 The Assets remain at the risk of the Vendor until Completion.

4. Purchase Price

4.1 Subject to this clause 4, the Purchase Price for the Business is $15,500,000.

4.2 Subject to performance by Vendor of the requirements specified in Clause 5 and the provision specified below, the Purchase Price is payable in instalments;

(1) Following signing, a non-refundable sum of $100,000 must be paid within three (3) business days of execution of this Agreement;

(2) At the Completion Date, Purchaser will pay a further cash consideration of $900,000;

(3) On 30th June 2020, Purchaser will pay a further cash consideration of $1 million and issue of $4.5 million GFNL restricted shares at a per share price equal to the VWAP for the preceding seven (7) trading days but in no event a per share price of less than $0.25 (subject to adjustment in respect of any recapitalization of GFNL such as a forward or reverse stock split);

(4) On 30th June 2021 Purchaser will pay a further cash consideration of $1 million and issue of $1.5 million GFNL restricted shares at a per share price equal to the VWAP for the preceding seven (7) trading days but in no event a per share price of less than $0.25 (subject to adjustment in respect of any recapitalization of GFNL such as a forward or reverse stock split); and

(5) On 30th June 2022 Purchaser will pay a final cash consideration of $2 million and issue of $4.5 million GFNL restricted shares at a per share price equal to the VWAP for the preceding seven (7) trading days but in no event a per share price of less than $0.25 (subject to adjustment in respect of any recapitalization of GFNL such as a forward or reverse stock split).

4.3 Payments in June 2020, June 2021 and June 2022 are subject to and conditioned upon Net Annual Financial Year revenue of $3 million per financial year solely attributable to the existing advisors and business being acquired on the Completion Date, *less* any claims, breaches, legal costs & or remediation costs associated with prior activities up to Completion Date. Further each payment will be subject to PI premium increases which will be deducted from the individual tranches.

4.4 The payments set out in clause 4.2 herein will be paid on a pro-rata basis for any year in which the Net Annual Financial Year revenue is below $3 million (subject to any legitimate

deductions as set out in clause 4.3). For avoidance of doubt for example if the net revenue decreased by 20% (from $3 million to $2.4 million) the future payment due would reduce by this amount 20%.

4.5 Issuance of the Purchaser shares as provided above will be subject, to the extent required under law, to approval by the Purchaser's shareholders. In addition, the issuance of the Purchaser shares will be further subject to the certain standard certifications being made by the Vendor at such time relating to the private placement of the shares. The Purchaser acknowledges that the Purchaser shares issued hereunder will be restricted under the federal securities law of the United States of America and may not be freely resold without an effective registration statement or an appropriate exemption from registration.

4.6 Escrow; Upon issuance, the Purchaser shares shall be issued to an escrow agent reasonably acceptable to the Purchaser and Vendor and shall be released to the Vendor only following the last instalment payment scheduled for June 30, 2022 and provided that no Unwind Notice (as defined below) has been received by the Purchaser.

4.7 Unwind. In the event that the Purchaser shall not have made a cash payment or an allocation into escrow as herein provided of restricted shares, as considered in clause 4.2 herein, within three (3) months of any of the instalment payment dates specified above, the Vendor may, at its discretion and upon written notice to the Purchaser (the "Unwind Notice"), unwind the transaction by delivering to the Purchaser all of the Purchaser Shares then residing in escrow and the Purchaser shall deliver to the Vendor its Shares in the Business. The Unwind Notice must be delivered within 10 days of the end of the said three-month payment grace.

4.8 Any cash consideration paid prior to the issuance of an Unwind Notice shall be non-refundable to the Purchaser.

4.9 In the event an Unwind Notice is issued the Purchaser irrevocably appoints the Vendor or the Vendor's nominee for the time being to be its attorney of the purposes of executing and delivering any and all documents necessary to return ownership of the Shares and the Business to the Vendor.

5. Completion

5.1 Completion must take place at the office of the Vendor on the Completion Date or on such other date and place as may be agreed by the Vendor and the Purchaser prior to the Completion Date.

5.2 The Vendor shall deliver to the Purchaser a notice for Completion at such time as all requirements for Completion that are able to be prepared prior to the Completion Date have been completed and that the sale contemplated by this Agreement may thereby proceed to Completion (**Completion Notice**).

5.3 At Completion, the Vendor must deliver the Assets to the Purchaser by giving to the Purchaser possession of the Assets and handing to the Purchaser:

(1) copies of all Business Records (including a complete and up-to-date list of customers and suppliers and records relating to each item and AFSL / ACL);

(2) "statements of change of persons in relation to whom business name is registered" in respect of the Business Names, signed by the Vendor, together with the certificates of registration of the Business Names;

(3) deeds of assignment of any trade marks which are owned by the Vendor in respect of the Business, together with certificates of registration of the trademarks;

(4) if the Vendor is recorded, or has applied to be recorded, as claiming an interest in, or a right in respect of, a trade mark, an application in the approved form signed by the registered owner of or applicant for the trade mark, to have a claim by the Purchaser to the same interest or right recorded in the register, together with a written consent by the Vendor to cancellation of its claim;

(5) all Technical Data, Materials and Advertising Material in the possession or under the control of the Vendor;

(6) all other documents and information to be delivered to the Purchaser under this Agreement;

(7) any consents required by any landlord of the Business to a change in control;

(8) if any lease is held by the Vendor then the Vendor must procure and provide a consent to the transfer of the premises lease to an entity nominated by the Purchaser;

(9) if a transfer of lease form is required, the Vendor will forward the appropriate form to the Purchaser who will then duly execute and return it to the Vendor and the Parties acknowledge it must be provided at least 10 days prior to the Completion Date; and

(10) all other information, items and documents relating to the Business which the Purchaser may reasonably require.

5.4 The Purchaser must prepare and submit to the Vendor within 7 days of receiving a Completion Notice certain assignments, applications and other documents which the Vendor is required to sign and hand to the Purchaser on Completion.

5.5 At Completion, the Vendor must:

(1) do (at the Vendor's cost) all things (including share transfer, documents and instruments) reasonably required by the Purchaser to transfer the legal and beneficial ownership and possession of the Assets and the Business to the Purchaser; and

(2) comply with all requirements, notices, orders and directions given by any statutory, public or other competent authority affecting the Business with regard to the conduct of the Business, which issued or of which the Vendor was aware, (although no notice was issued), before the date of this Agreement.

5.6 At relevant date determined pursuant to clause 4, the Purchaser must, subject to the Vendor perform all its obligations under this Agreement required to be performed by the Vendor, pay the Purchase Price to the Vendor by bank cheque or bank transfer.

5.7 In the event of either party failing to complete this Agreement by the Completion Date, then the other party shall be entitled at any time thereafter to serve a notice to complete, requiring the failing party to complete within seven days from the date of service of the notice.

5.8 For the purpose of this Agreement, such notice to complete shall be deemed both at law and in equity sufficient to make time of the essence of this Agreement.

6. Warranties

6.1 The Vendor and the Directors of the Vendor jointly and each of them separately warrant to the Purchaser in terms of the Warranties set out in Schedule 1.

6.2 Each of the Warranties is made and applies at the date of this Agreement.

6.3 Each of the Warranties is made and applies at the Completion Date.

6.4 A Warranty which refers to "the knowledge, information and belief" of the Vendor, or of the Vendor and the Directors, or which refers to their "knowledge", or contains words to that effect, or which refers to them or any of them being aware or not being aware of a matter, must be treated as including an additional Warranty that the Vendor and the Directors have made due and careful enquiry as to the matter.

6.5 The Purchaser will make no claim for any matters disclosed in the due diligence materials supplied to the Purchaser or its agents between May 2018 and the Completion Date.

6.6 The Purchaser warrants that, at the date of this contract:

(a) The making of this contract has been properly authorised by all necessary corporate action of the Purchaser;

(b) The Purchaser has full corporate power and lawful authority to make this Agreement and perform its obligations under this Agreement, subject to any shareholder approval as may be required under law;

(c) This Agreement does not conflict with or result in a breach of its constitution or any legislation, court order, agreement or deed.

7. Indemnities

7.1 The Vendor indemnifies the Purchaser against all Liabilities and the cost of all demands, actions and other proceedings against the Purchaser (including legal costs on a solicitor and own client basis) arising directly or indirectly as a result of or in connection with, any breach or non-performance of the Warranties or obligations of the Vendor, whether express or implied, under this Agreement. This indemnity shall survive the Completion Date for a period of three (3) years.

7.2 The Purchaser indemnifies the Vendor against all Liabilities and the cost of all demands, actions and other proceedings against the Vendor (including legal costs on a solicitor and own client basis) arising directly or indirectly as a result of or in connection with, any breach

or non-performance by the Purchaser of the obligations of the Purchaser under this Agreement.

8. Employees

8.1 Persons employed by the Companies in connection with the Business will remain as employees of the Companies, and the Vendor will have no liability in connection with their employment after the Completion Date.

9. RESERVED

10. Transition

10.1 A Party must not make any media release or announcement or public statement (other than as may be required by law or under the listing rules of any relevant stock exchange) without the consent of the other Parties and must consult with each other as to the timing and wording of their respective announcements of the sale and purchase of the Assets and the Business.

10.2 The Vendor must use its best endeavours to maintain and preserve the Assets and the Business from the date of this Agreement to the Completion Date.

10.3 Until the Completion Date the Vendor:

(1) must continue to carry on the Business in the ordinary and usual course; and

(2) must not without the written consent of the Purchaser, which the Purchaser may not unreasonably withhold:

(a) enter into or incur in the name or on behalf of the Business, any material commitments or Liabilities, other than commitments or Liabilities in the ordinary course of business; or

(b) enter into any other arrangement or agreement in connection with the Business.

10.4 The Vendor must comply with any requirement, notice, order or direction given by any statutory, public or other competent authority affecting the Assets, the Business with regard to the conduct of the Business which has issued or may issue or of which the Vendor is or becomes aware (although no notice is issued) before the Completion Date.

10.5 The Purchaser must comply with any requirement, notice, order or direction given by any statutory, public or other competent authority issued or made known after the Completion Date.

11. Other Obligations at or after Completion

11.1 The Purchaser or its successor must preserve the Business Records received from the Vendor for 7 years and the Vendor, at reasonable times, may inspect and, at its expense, obtain

copies of those records for taxation purposes, litigation or any other legitimate commercial or legal reason.

11.2 The Purchaser is not liable for accidental loss, destruction or damage to any of the Business Records.

11.3 Until the entire Purchase Price has been paid in accordance with clause 4, the Purchaser will maintain the separate corporate existence of the Business and will not, without the prior written consent of the Vendor, cause the Business to enter into any transaction outside the ordinary course of the business, sell or wind up of the Business.

12. Continuing Obligations

12.1 Each obligation and warranty of a Party (except an obligation fully performed at Completion) continues in force despite Completion.

13. Notices

13.1 A notice or other communication connected with this Agreement (**Notice**) has no legal effect unless it is in writing.

13.2 A Notice must be:

(1) sent by prepaid post to the address for service of the addressee, if the address is in Australia and the Notice is sent from within Australia;

(2) sent by prepaid airmail to the address for service of the addressee, if the address is outside Australia or if the Notice is sent from outside Australia;

(3) sent by email to the email address of a Director of the addressee; or

(4) delivered at the address for service of the addressee.

13.3 If a Notice is sent or delivered in a manner provided by clause 13.2, it must be treated as given to and received by the Party to which it is addressed:

(1) if sent by post from within Australia to an address in Australia, on the 2nd Business Day (at the address to which it is posted) after posting;

(2) if sent by post to an address outside Australia or sent by post from outside Australia, on the 5th Business Day (at the address to which it is posted) after posting;

(3) if sent by facsimile before 5 p.m. on a Business Day at the place of receipt, on the day it is sent and otherwise on the next Business Day at the place of receipt; or

(4) if otherwise delivered before 5 p.m. on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.

13.4 Despite clause 13.3(3):

(1) a Notice sent by email is not treated as given or received unless a read receipt notice is given.

13.5 Vendor's details for service are:

Name: Peter Daly
Director

Address: **Beacon Financial Group Pty Ltd**
ABN: 33 162 734 152
Level 13, 111 Elizabeth Street,
Sydney NSW 2000, Australia

13.6 Purchaser's details for service are:

Name: Roy Rose
CEO & Executive Director

Address: **Genesis Financial Inc.**
3773 West 5th Avenue,
Post Falls, Idaho, 83854 ,USA

A Party may change its details for service by giving Notice of that change to each other Party.

13.7 If the Party to which a Notice is intended to be given consists of more than 1 person then the Notice must be treated as given to that Party if given to any of those persons.

14. Costs and Expenses

14.1 Costs

Each Party must pay its own legal costs and other expenses connected with the negotiation, preparation and execution of this Agreement. The Vendor must pay any costs and expenses to which any landlord is entitled in relation to any consent or transfer that may be required.

14.2 GST - Going Concern

The Parties agree that the sale contemplated by this Agreement constitutes the sale of a going concern:

(i) The Parties agree that the Vendor's supply under this Agreement is the supply of a going concern under section 38-325 of the *GST Act (A New Tax System (Goods and Services Tax) Act 1999* and that the supply is GST-free for the purposes of the GST Act.

(ii) The Vendor must continue to carry on the Business until settlement.

(iii) If the Vendor is served with a demand, assessment or other correspondence from the Australian Taxation Office indicating that a supply under this contract is not the supply of a going concern, then the Parties agree that the Purchase Price is to be read as inclusive of GST and the Purchaser shall not be liable to make any further payment.

(iv) The Vendor hereby indemnifies the Purchaser for any liability in respect of a GST assessment that may be made with respect to this Agreement or against the Purchaser with respect to this Agreement.

14.3 **Stamp Duty**

The Purchaser must pay any stamp duty payable in connection with this Agreement when due.

15. General

15.1 **Further Assurance**

Each Party must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to this Agreement.

15.2 **Severability**

If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force.

15.3 **Entire Understanding**

This Agreement:

(1) is the entire agreement and understanding between the Parties on everything connected with the subject matter of this Agreement; and

(2) supersedes any and all prior agreements or understanding between the Parties on anything connected with that subject matter.

15.4 **Variation**

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Parties.

15.5 **Waivers and Consents**

Except as expressly stated in this Agreement, each Party acknowledges that:

(1) a waiver or consent under this Agreement is not effective unless it is in writing and signed by the Parties entitled to give the waiver or consent;

(2) a waiver or consent may be given conditionally or unconditionally or withheld at the absolute discretion of the Party entitled to give the waiver or consent;

(3) a waiver of a power or right or the giving of consent is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given;

(4) a Party's failure or delay to exercise a power or right does not operate as a waiver of that power or right; and

(5) the exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

15.6 **Counterparts**

This Agreement may be executed in a number of counterparts and the counterparts taken together constitute one and the same instrument.

15.7 **Existence and Terms Confidential**

Each Party must keep all information concerning the existence and terms of this Agreement (and any draft of this Agreement) confidential and must not disclose the information to any person except:

(1) to a director, officer, employee, consultant or professional adviser of the Party that has a clear need to use the information to carry out their duties or to provide professional advice to the Party and then only if the person undertakes to keep the information confidential; or

(2) as required by an applicable law or order of a court, regulatory body, governmental agency or stock exchange.

16. Disputes

16.1 If the Purchaser fails to pay money owing under this Agreement when and as due the Vendor may sue for the unpaid money immediately without first seeking mediation.

16.2 A party may seek urgent interlocutory relief in relation to the actions of the other party under this Agreement without first seeking mediation.

16.3 If a dispute arises out of or relates to this Agreement, including any dispute as to breach or termination of this Agreement, a party to the Agreement may not commence court proceedings relating to that dispute unless:

(a) The party claiming the dispute has arisen has given written notice to the other party specifying the nature of the dispute; and

(b) The parties first endeavour in good faith to resolve the dispute expeditiously using mediation, applying the procedures and within the timeframes specified below.

16.4 Upon the service of a dispute notice the Parties must jointly agree on a mediator and the mediator's remuneration. If the parties fail to agree within five days of the service of the dispute notice or such other period agreed by the Parties, either party may ask the president of the Law Society of New South Wales to appoint a mediator on behalf of the Parties and determine the mediator's remuneration.

16.5 The Parties must observe the instructions of the mediator about the conduct of the mediation and seek to resolve the dispute with the assistance of the mediator within 10 business days of the appointment of the mediator or such other period agreed by the Parties. If the dispute is not resolved within that time then either party may commence court proceedings.

16.6 Any mediation costs (excluding a party's own legal or professional costs) will be borne equally by the Parties.

17. Governing Law and Jurisdiction

17.1 Governing Law

The law of New South Wales governs this Agreement.

17.2 Jurisdiction

The Parties submit to the non-exclusive jurisdiction of the courts of New South Wales and any courts which are entitled to hear appeals from them.

The Parties acknowledge that if any action is to be taken under this Agreement that it will be commenced within a Court of competent jurisdiction within Australia.

EXECUTED as an Agreement.

EXECUTED by **Beacon Financial Group Pty Ltd ACN** 162 734 152 in accordance with the requirements of section 127 of the *Corporations Act 2001* (Cth) by:	))))

Name of director

IAN WILLIAMS
Name of director/ secretary

EXECUTED by Roy Rose, CEO and Executive Director **Genesis Financial Inc** by its authorised representative	))))

Schedule 1
Vendors Warranties

1. Introduction and Information

1.1 The statements made in the Recitals and the information given by or on behalf of the Vendor to the Purchaser regarding the Shares, Assets and the Business are true and correct in every particular.

2. Names

2.1 The Vendor has not allowed or consented to or suffered:

(1) the use by any other person; or

(2) the registration as a business name;

of a name similar to the Business Name.

3. Litigation and Outstanding Undertakings, Preservation of Rights

3.1 The Vendor in respect of the Business of the owners:

(1) has no unsatisfied fines, contingent liabilities, judgments or awards outstanding against it and is not party to any undertaking or assurance given to any court, arbitrator or government agency or tribunal which is still in force; and

(2) is not engaged in or threatened with prosecution, litigation or arbitration,

other than professional indemnity and/or client complaints/claims which are common to the industry.

3.2 They are not aware of any facts or circumstances which may give rise to prosecution, litigation or arbitration involving the Assets or the Business.

3.3 The Vendor in respect of the Business, is not involved in any proceeding before or investigation by any governmental or statutory appointee, agency, tribunal, committee or board of enquiry nor by any Royal Commission of Enquiry and no such proceeding or investigation is pending or threatened.

The Purchaser is aware of ASIC action leading to the liquidation of Linchpin. The associated Court Orders and Liquidator Powers do not apply to the Vendor, Assets or the Business.

3.4 The Vendor has full power and has obtained all necessary consents of all persons and authorities to own, operate and lease the Assets and to conduct the Business.

3.5 No statutory or contractual notices have been or will, prior to the Completion Date, be served in respect of any of the Assets or the Business which in any material respect impair, prevent or otherwise interfere with the use of or proprietary rights in the Assets or the Business.

3.6 The Vendor is not an externally-administered body corporate under the *Corporations Act 2001* and steps have not been taken by any person towards making the Vendor an externally-administered body corporate;

3.7 A controller (as defined in section 9 of the *Corporations Act 2001)* has not been appointed of any of the property of the Vendor or any steps taken for the appointment of such a person.

3.8 The Vendor has not been served with a demand under section 459E of the *Corporations Act 2001* which it is taken, under section 459F of the *Corporations Act 2001,* to have failed to comply with.

3.9 The Company's insurance coverage is current and up to date.

3.10 The Company has informed its insurers of all actual and potential claims, disputes, disagreements that it knows or ought to know.

4. Statutory Returns Accounts, Liabilities and Income of the Company

4.1 The Vendor with respect to the Companies has completed and lodged all returns and statements required to be lodged by law with any agency, department, authority or commission, including without limitation, tax returns, and the returns and statements so lodged were true and correct in every respect.

4.2 The books, records and registers of the Vendor in respect of the Business have been kept in accordance with all statutory requirements.

4.3 Accounts Receivable are recoverable as at the Completion Date.

4.4 The Vendor has disclosed to the Purchaser all facts, circumstances and other information which the Vendor knows or should reasonably know relating to the Business and which would be material to the Purchaser.

4.5 The Vendor's disclosures include disclosure of all things which have occurred or become known which make the accuracy of any prediction, projection or expectation included in information given to the Purchaser by the Vendor, or any of its directors, auditors or officers, doubtful, incorrect or inaccurate in a material way.

4.6 All disclosures, representations and statements (including the Warranties in this Agreement) already made or which may, up to the Completion Date, be made by the Vendor or any person on behalf of the Vendor, relating to the activities, affairs, operations, Assets or Liabilities of the Business are or will when made (taken as a whole and taking into account all corrections and changes notified to the Purchaser) be:

(1) true, accurate and comprehensive in all material respects; and

(2) not misleading in any material respect.

5. No Contravention of any Law

5.1 To the best of their knowledge, information and belief following reasonable inquiry, the Vendor, the Companies; its officers, agents and employees have not permitted or omitted to do any act or thing the commission or omission of which is, or could be, in contravention of any law and which could have a material effect on the Assets or the Business.

The Purchaser is aware of ASIC action leading to the liquidation of Linchpin. The associated Court Orders and Liquidator Powers do not apply to the Assets or the Business or to the Vendor.

6. Intellectual Property

6.1 The Vendor does not and will not from the Completion Date, own or have the right to use any Intellectual Property for the purpose of conducting the Business.

6.2 No product or publication of the Business and no process, drawing or machine carried out or used in the ordinary course of the Business, constitutes or may constitute an infringement of a patent, design, trade mark or copyright of any other person.

6.3 No proceedings have been instituted or are pending or are, to their knowledge, threatened, which challenge the validity of the ownership by the Vendor of the Intellectual Property used in the Business.

6.4 The Vendor has not licensed and is not obliged to licence anyone to use any of the Intellectual Property used in the Business.

6.5 The Vendor has no reason to suspect any infringing use or infringement by any other person of the Intellectual Property used in the Business.

6.6 The Vendor owns or possesses adequate and enforceable licences or other rights to use all Intellectual Property used in the Business at the date of this Agreement and the Vendor has not received any notice of conflict with the rights of any other person.

6.7 The Vendor has not passed off any of its goods or services as those of any other person and its own use of Intellectual Property in respect of the Business does not infringe the rights of any other person.

7. Licences, Permits etc.

7.1 The Vendor and/or Business holds all permits, licences, authorities, rights to use, approvals, registrations, qualifications, orders and consents necessary for carrying on the Business (collectively **Permits**) and the Permits are valid and in good standing and the Vendor is not in breach of any of them and has not failed to comply with any requirements of any of them and all material reports, returns and other information required to be made or given have been duly made or given.

7.2 There is no circumstance or fact involving the Vendor or the Business or its affairs which may result in the variation in any material respect, or revocation, of any permit, licence, authority or consent which it holds in respect of the Business.

8. Powers of Attorney etc.

8.1 There is no subsisting power of attorney, appointment of agent or other authority to act on behalf of the Vendor in respect of the Business given by the Vendor to any person.

9. No Illegal Payments, etc.

Neither the Vendor or any of the Businesses has directly or indirectly (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer,

governmental official or employee or other Person who was, is or may be in a position to help or hinder it (or assist in connection with any actual or proposed transaction), or (ii) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office which might subject a Company or any of its assets to any damage or penalty in any civil, criminal or governmental litigation or proceeding

10. No Unauthorised Disclosures

10.1 The Vendor and the Company have provided the Purchaser with all information requested by Purchaser in connection with Buyer's decision to purchase the Shares. Neither this Agreement, the exhibits or schedules hereto contain any untrue statement of a material fact nor, to the Vendor's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Directors of the Vendor have no knowledge of any unauthorised disclosure of any of the financial or trade secrets or other confidential information of the Vendor in respect of the Business.

Schedule 2

Business Names

The Financial Link Group

TFLG

Interactive Mortgage and Finance

IMF

CCS Operations

CCS